Marcum & Kliegman LLP
Certified Public Accountants & Consultants
A Limited Liability Partnership Consisting of Professional Corporations

EXHIBIT 16.1

April 30, 2008

US Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by of Tactical Air Defense Services, Inc. under Item 4.01(a) of its Form 8-K dated April 16, 2008. We agree with the statements concerning our Firm in the first, third, fifth, and sixth paragraphs of Item 401(a) of such Form 8-K; we are not in a position to agree or disagree with the statements made by Tactical Air Defense Services, Inc. contained in the second and fourth paragraphs therein. For the sake of clarity, even though the Form 10-KSB was filed prior to our resignation on April 16, 2008, Marcum & Kliegman LLP ("M&K") did not audit the December 31, 2007 financial statements, M&K did not audit the development stage period from January 1, 2006 to December 31, 2007 and M&K did not re-issue its audit opinion related to the December 31, 2006 financial statements. Additionally, M&K was unaware that the Company was filing its Form 10-KSB on April 15, 2008 and, accordingly, M&K did not review the Form 10-KSB prior to its filing.

Very truly yours,

Marcum & Kliegman LLP

Marcum & Kliegman LLP

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